Union Pacific Resources Group Inc.

News Release                                                    UPR

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                   UNION PACIFIC RESOURES RESPONDS TO LAWSUIT
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                               FILED BY PENNZOIL
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           "Predictable and Desperate Measure" by Pennzoil Management

Fort Worth, TX -- June 25, 1997 -- Union Pacific Resources Group Inc. (NYSE:UPR) today issued the following statement in response to a lawsuit filed by Pennzoil Company in connection with UPR's proposal to acquire Pennzoil in a transaction valued at $84 per Pennzoil share:

"This lawsuit is no surprise. It raises absolutely no issues that are an impediment to our offer. The lawsuit is a predictable and desperate measure by a management that refuses to address straightforwardly a very powerful and attractive offer we have made to Pennzoil shareholders."

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Contact: Walter Montgomery
         (212) 484-6721

         Pat Doyle
         (817) 877-6527

801 Cherry Street
Fort Worth, Texas 76102-6803